EXHIBIT 10.6

NEXEO SOLUTIONS, INC.

SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

Amended and Restated, Effective as of June 9, 2016

NEXEO SOLUTIONS, INC.

SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

(Amended and Restated, Effective as of June 9, 2016)

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

ARTICLE I
PURPOSE, INTENT AND TERM OF PLAN

Section 1.01         Purpose and Intent of the Plan.  The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits in the event that such Employee’s employment with the Company or a Subsidiary is terminated involuntarily.  The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of section 3(2) of ERISA.  Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of section 3(1) of ERISA and to meet the requirements of a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b).  Accordingly, no employee shall have a vested right to benefits paid by the Plan.  The terms of the Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A or the regulations or rulings promulgated thereunder.

Section 1.02         Term of the Plan.  The Plan shall generally be effective as of the Effective Date of Restatement and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits prior to the Effective Date of Restatement.  The Plan shall continue until terminated pursuant to Article VII of the Plan.

Section 1.03         Adoption of the Plan.  The Plan was originally adopted by the Compensation Committee of the Board of Directors of Nexeo Solutions, LLC on December 8, 2011, effective as of the same date, but has been amended and restated effective June 9, 2016, which is the Effective Date of Restatement.

ARTICLE II
DEFINITIONS

Section 2.01         “Alternative Position” shall mean a position with the Employer that:

(a)           does not materially reduce the Employee’s position or duties held immediately prior to the time of the Employer’s alternative offer of employment;

(b)           provides the Employee with a Base Salary and Target Bonus Amount that are materially comparable to the Base Salary and Target Bonus Amount that applied to Employee’s position that Employee held immediately prior to the time of the Employer’s alternative offer of employment; and

(c)           does not require the Employee to regularly perform the required duties of his or her employment outside the greater Houston metropolitan area.

Section 2.02         “Applicable Date” shall have the meaning given such term in Section 5.01 of the Plan.

Section 2.03         “Base Salary” shall mean the Participant’s annual base salary in effect as of the Participant’s Separation from Service Date.

Section 2.04                            “Board” shall mean the Board of Directors of Nexeo Solutions, Inc.

Section 2.05                            “Cause”shall mean (a) a breach by the Participant of the Participant’s employment obligations to the Employer (other than as a result of physical or mental incapacity), (b) commission by the Participant of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Employer or any of its affiliates, (c) a material breach by the Participant of any of the covenants contained in the Participation Agreement, (d) the Participant’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (e) the failure of the Participant to carry out, or comply with, in any material respect, any lawful and material directive of the Chief Executive Officer, the Chief Financial Officer, or the Participant’s supervisor, as applicable to the Participant, or (f) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs.  For purposes of the previous sentence, no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.  Any act, or failure to act, based upon authority given pursuant to a directive of the Board, as reflected in a resolution duly adopted by the Board, or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Employer.  If the reason for termination is due to conduct described in items (a) or (e) of this definition, no termination of the Participant’s employment shall be deemed to be for Cause unless the Employer notifies the Participant of the failure, breach, or conduct that constitutes Cause and the Participant fails to cure such failure, breach, or conduct within thirty (30) days of such notice.  In addition, no termination of a Participant’s employment shall be deemed to be for Cause during any period beginning on the date of the Participant’s delivery to the Employer of a notice of intent to terminate for Good Reason and ending on the earlier of the Participant’s termination for Good Reason or the date that is 90 days after the notice of intent to terminate for Good Reason.

Section 2.06                            “Change of Control” shall mean the occurrence of any of the following events:

(a)                                 A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 2.06(b) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Section 2.06(a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change of

Control.  This Section 2.06(a) applies only when there is a transfer of the stock of the Company (or issuance of stock), and stock in the Company remains outstanding after the transaction.

(b)                                 A “change in the effective control of the Company” which shall occur on the date that either (1) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition (i) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (ii) by any shareholder of the Company that beneficially owns at least five percent (5%) of the outstanding stock of the Company as of immediately following the closing of the Merger; or (2) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 2.06(b), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 2.06(a) above.

(c)                                  A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A, shall not constitute a Change of Control.

For purposes of this Section 2.06, the terms “ownership”, “own,” or “owned” shall refer to “beneficial ownership” as that term is used in Rule 13d-3 and Rule 13d-5 (or any successor provisions) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms “person” and “group” shall mean such terms as used in section 13(d)(3) or section 14(d)(2) of the Exchange Act (or any successor provisions).  In addition, for purposes of this Section 2.06, “Company” includes (i) the Company and (ii) the Employer. Notwithstanding anything in this Section 2.06 to the contrary, none of the following transactions shall constitute a Change of Control for purposes of this Agreement (a) any transaction commonly known as a Reverse Morris Trust transaction, as determined in good faith by the Board, or (b) the acquisition by TPG VI Neon I, L.P., TPG VI Neon II, L.P., TPG VI FOF Neon,

L.P., or any of their respective affiliates of additional (x) shares of the Company, (y) voting power with respect to the Company, or (z) assets of the Company.

Section 2.07                            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

Section 2.08                            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.09                            “Code Section 409A” shall mean section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.

Section 2.10                            “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms.  Except with respect to any unanimous Committee action described in Section 5.05(b), the Committee may delegate all or part of its authority under the Plan to an individual or another committee.

Section 2.11                            “Company” shall mean Nexeo Solutions, Inc., a Delaware corporation.

Section 2.12                            “Effective Date of Restatement” shall mean June 9, 2016.

Section 2.13                            “Eligible Employee” shall mean any Employee designated by the Committee as an Eligible Employee and who has executed and returned a Participation Agreement to the Company.  In addition, an Eligible Employee must be:  (a) a senior member of management, (b) who is not (i) covered under any other severance plan or program sponsored by the Company or a Subsidiary that the Plan Administrator has deemed to be a plan or program that would provide duplicative severance benefits to the Employee, or (ii) a party to an employment agreement with the Employer pursuant to which such Employee is entitled to severance benefits.  The Committee (including any delegate of the following authority) shall have the sole authority to determine whether an Employee will be an Eligible Employee.

Section 2.14                            “Employee” shall mean an individual who is a common law employee on the payroll of the Employer and shall not include any person providing services to the Company or any Subsidiary through a temporary service or on a leased basis or who is hired by the Company or any Subsidiary as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding.  Notwithstanding the above, in the event that Code Section 409A applies to any payments made hereunder, subsection (iv) of the definition of “Subsidiary” shall apply.

Section 2.15                            “Employer” shall mean the Company or any Subsidiary.

Section 2.16                            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.17                            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Section 2.18                            “Good Reason” shall mean the occurrence of any of the following events: (a) a material reduction in a Participant’s position or duties; provided, however, that no change in position or duties shall be deemed to be a material reduction unless the Participant also ceases to be the head of the Participant’s functional or business unit; (b) a material and adverse change in the Participant’s compensation, which shall be deemed to include any reduction in the Participant’s Base Salary or target bonus percentage, other than in connection with a reduction in the salaries or target bonus percentages applicable to all Participants, or (c) a requirement that a Participant regularly perform the required duties of his or her employment from a location that is outside the greater Houston metropolitan area.  Notwithstanding the foregoing provisions of this Section 2.18 or any other provision in this Plan to the contrary, any assertion by a Participant of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied: (i) the condition described in the foregoing clauses of this Section 2.18 giving rise to a Participant’s termination of employment must have arisen without the Participant’s consent; (ii) the Participant must provide written notice to the Employer of such condition in accordance with Section 10.03 within 30 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and (iv) the date of the Participant’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

Section 2.19                            “Installment Payments” shall mean the amounts scheduled to be paid in regular substantially equal installments, as provided in Section 5.01(b) of the Plan.

Section 2.20                            “Involuntary Termination” shall mean the date that (a) a Participant experiences an Employer-initiated Separation from Service for any reason other than Cause, Permanent Disability or death, or (b) a Participant experiences a Separation from Service due to resignation by the Participant for Good Reason, each as provided under and subject to the conditions of Article III.

Section 2.21                            “Key Employee” shall mean an Eligible Employee who is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate.  The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Plan Administrator in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.

Section 2.22                            “Lump Sum Amount” shall mean the amounts scheduled to be paid in a single lump sum cash payment, as provided in Section 5.02 of the Plan.

Section 2.23                            “Merger” shall mean the merger occurring pursuant to that certain Agreement and Plan of Merger, dated as of March 21, 2016, by and among WL Ross Holding Corp., a Delaware corporation, TPG Accolade, LP, a Delaware limited partnership, Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), and certain related affiliates of the foregoing parties, whereby Holdings emerged as the surviving entity and a subsidiary of the Company.

Section 2.24                            “Notice Pay” shall mean the amount that each Eligible Employee who is eligible for Severance Benefits may receive in lieu of providing services during a “Notice Period,” which will be at least thirty (30) calendar days prior to the Eligible Employee’s Separation from Service Date.  In the event that the Employer determines that a Participant’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period.  Notice Pay paid to an Eligible Employee shall be in addition to, and shall not be offset against, any other Severance Benefits the Participant may be entitled to receive under Article IV.  An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period or anytime thereafter.  Notice Pay shall be paid in accordance with Article V.

Section 2.25                            “Officer” shall mean any individual who is an officer, as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act, of the Company.  For purposes of this definition, Officer shall also mean any officer of any of the Company’s Subsidiaries who performs policy making functions, within the context of Rule 16a-1(f).

Section 2.26                            “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits.

Section 2.27                            “Participation Agreement” shall mean the form agreement presented to each Eligible Employee by the Plan Administrator prior to his or her entry into this Plan that shall evidence the Eligible Employee’s agreement to participate in this Plan, to comply with all terms, conditions and restrictions within this Plan, and to comply with certain restrictive covenants, including confidentiality and non-competition restrictions, where applicable.  The Committee (including the applicable delegate thereof) shall determine the terms and conditions of each Participation Agreement, and Participation Agreements may vary between each Eligible Employee.  The Participation Agreement in effect with respect to an Eligible Employee may be amended (or superseded with a new Participation Agreement) following his or her entry into the Plan by mutual agreement of the parties thereto, including for purposes of Sections 4.01 and 4.02 of the Plan.

Section 2.28                            “Performance Year” shall mean the twelve (12) month period used by the Employer to measure performance for annual bonuses at the time of the Participant’s Separation from Service.

Section 2.29                            “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons.  A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the

Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.30                            “Plan” shall mean the Nexeo Solutions, Inc. Severance Plan for U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.

Section 2.31                            “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Executive Vice President and Chief Human Resources Officer of the Company.  Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator.  The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.32                            “Postponement Period” shall mean, for a Key Employee, the period of six (6) months after such Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A).

Section 2.33                            “Prior Participant” shall mean a Participant whose governing Participation Agreement was effective prior to the Effective Date of Restatement and who has not executed a new Participation Agreement in the form presented to the Participant following the Effective Date of Restatement.

Section 2.34                            “Pro Rata Bonus Payment” shall mean the amount calculated in accordance with Section 4.02(c) of this Plan.

Section 2.35                            “Release” shall mean the “Separation of Employment Agreement and General Release,” as provided by the Employer, or such other agreement between the Employer and Participant under which the Participant releases potential claims against the Employer in exchange for Severance Benefits.

Section 2.36                            “Release Revocation Period” shall mean the period described in Section 3.02(a) of the Plan.

Section 2.37                            “Separation from Service” shall mean “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.

Section 2.38                            “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.39                            “Severance Benefits” shall mean, as applicable, any Severance Payment, Pro Rata Bonus Payment and the Employer subsidy portion of COBRA coverage that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.40                            “Severance Payment” shall mean the amounts calculated in accordance with Section 4.01(b) or 4.02(b) of this Plan, as applicable.

Section 2.41                            “Severance Period” shall mean the eighteen (18) month period during which a Participant is entitled to receive any Severance Benefits under this Plan, beginning with the Participant’s Separation from Service Date.

Section 2.42                            “Subsidiary” shall mean (a) a subsidiary company (wherever incorporated) of the Company; (b) any separately organized business unit, whether or not incorporated, of the Company; (c) any employer that is required to be aggregated with the Company pursuant to Code section 414 and the regulations promulgated thereunder; and (d) any service recipient or employer that is within a controlled group of corporations as defined in Code sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code section 414(c) and Treas. Reg. § 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

Section 2.43                            “Subsidy Period” shall mean the period described in Section 4.01(c).

Section 2.44                            “Target Bonus Amount” shall mean an amount equal to the product of the Eligible Employee’s annual Base Salary and the Eligible Employee’s target bonus percentage for the applicable Performance Year of the Employer, or, if the Eligible Employee did not have a target bonus percentage for such Performance Year, his or her target bonus percentage shall be fifty percent (50%).  For these purposes, the “target bonus percentage” shall be the highest target percentage in effect for the Eligible Employee in the applicable Performance Year.

Section 2.45                            “Termination of Employment in Connection with a Change of Control” shall mean an Involuntary Termination that occurs on or at any time within the twenty-four (24) month period immediately following a Change of Control.

Section 2.46                            “Voluntary Termination” shall mean any Separation from Service due to retirement or termination of employment that is not initiated by the Company or any Subsidiary.

ARTICLE III
PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01                            Participation.  Each Eligible Employee in the Plan who incurs an Involuntary Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan.  An Eligible Employee shall not be eligible to receive any other severance benefits from the Company or Subsidiary on account of an Involuntary Termination, unless otherwise provided in the Plan.

Section 3.02                            Conditions.

(a)                                 Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within sixty (60) days following the Participant’s Separation from Service Date (the “Release Revocation Period”):  (i) execution, non-revocation and delivery of a Release in the form provided by the Employer; (ii) compliance by the Participant with all of the terms and conditions of such Release; and (iii) to the extent permitted in Section 4.05 of the Plan, execution of a written agreement that authorizes the deduction of amounts owed to the Employer prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Plan Administrator may, in its sole discretion, determine to be appropriate).  Notwithstanding the form and timing of payments noted elsewhere within this Plan, in the event that the Employer has not received a properly executed Release by the Participant by the sixtieth (60th) day following the Participant’s Separation from Service Date, the Participant shall not be entitled to receive any payments or benefits pursuant to this Plan.  The Employer shall endeavor to deliver the final form of the Release for the Participant’s consideration within the three (3) day period immediately following the Participant’s Separation from Service Date in order to ensure that the Participant has adequate time to complete each of the Participant’s requirements set forth herein.

(b)                                 For purposes of clarity, an Eligible Employee will not be eligible to receive Severance Benefits pursuant to this Plan in the event of any type of termination of employment other than in connection with an Involuntary Termination.  The circumstances in which an Eligible Employee will not be eligible to receive Severance Benefits, include, but are not limited to, the following circumstances:

(i)                                     The Eligible Employee voluntarily terminates employment other than for Good Reason;

(ii)                                  The Employer provides written notice to the Eligible Employee that his or her employment will terminate on a job-end date that is no more than 3 months after the date of such notice, and the Eligible Employee resigns employment before the job-end date specified by the Employer;

(iii)                               The Eligible Employee’s employment is terminated for Cause;

(iv)                              The Eligible Employee voluntarily retires;

(v)                                 The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(vi)                              The Eligible Employee does not return to work at the end of an approved leave of absence;

(vii)                           The Eligible Employee does not satisfy the conditions for Severance Benefits set forth in Section 3.02(a); or

(viii)                        The Eligible Employee continues in employment with the Company or a Subsidiary or refuses the Employer’s offer to continue in employment in the same or in an Alternative Position with the Company or a Subsidiary.

(c)                                  The Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.

(d)                                 An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if:  (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer.  If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her Severance Benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave.  The Eligible Employee must also satisfy any other relevant conditions for payment set forth in this Article III, including execution of a Release.

ARTICLE IV
DETERMINATION OF SEVERANCE BENEFITS

Section 4.01                            Amount of Severance Benefits Upon Involuntary Termination (Not in Connection with Change of Control).  Subject to Article III and Section 5.05, the Severance Benefits to be provided to a Participant upon an Involuntary Termination shall consist of the following, as applicable:

(a)                                 Notice Pay.  The Participant will receive Notice Pay, if applicable.

(b)                                 Severance Payment. The Employer shall pay to the Participant a cash payment in an amount equal to one and one-half (1.5) times the sum of (i) the Participant’s Base Salary in effect for the year in which the Participant’s termination occurs and (ii) the Participant’s Target Bonus Amount for the Performance Year immediately preceding the Performance Year during which the Participant’s Separation from Service occurs.

(c)                                  Subsidized Medical and Dental Benefits.  The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Employer’s medical and dental plans as required by and pursuant to COBRA.  The Employer shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA).  If the Participant timely elects COBRA coverage, subject to the other provisions in this Section 4.01(c), then during the Severance Period, the Participant will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same time as such employee contributions are paid by similarly-situated active employees of the Employer, and the Employer shall be responsible for the remainder of the premiums.  Such coverage shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in the Participant’s income.  The Employer may satisfy the requirement of the preceding sentence by providing such benefits through an arrangement that requires the Employer to impute income, on a schedule pursuant to the Employer’s regular payroll practices but no less frequently than monthly, to the Participant in an amount equal to the Employer premium subsidy provided to similarly-situated active employees of the Employer, with the Participant being responsible for any income taxes thereon.  The medical and dental plan coverage provided on a subsidized basis pursuant to this Section 4.01(c) will cease upon the expiration of the Severance Period, or if earlier, upon such time that (i) the Participant does not pay the required premium within the applicable time period, (ii) the Participant obtains new employment and is eligible for group health plan coverage from the Participant’s new employer, (iii) the Participant terminates COBRA coverage for any other reason, or (iv) any other event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage (the “Subsidy Period”).  If the Subsidy Period is less than the applicable COBRA coverage period, then, effective for the first premium payment due after the Subsidy Period expires, the Participant will be required to pay the entire premium for COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA coverage period, which shall end as provided under COBRA.

Section 4.02                            Amount of Severance Benefits Upon a Termination of Employment in Connection with a Change of Control.  Subject to Article III and Section 5.05, the Severance Benefits to be provided to a Participant upon a Termination of Employment in Connection with a Change of Control shall consist of the following, as applicable:

(a)                                 Notice Pay.  The Participant will receive Notice Pay, if applicable.

(b)                                 Severance Payment. The Employer shall pay to the Participant a lump sum cash payment in an amount equal to one and one-half (1.5) times the sum of (i) the Participant’s Base Salary in effect for the year in which the Participant’s termination occurs and (ii) the Participant’s Target Bonus Amount for the year in which the Participant’s termination occurs.

(c)                                  Pro Rata Bonus Payments.  A Participant shall be eligible to receive a bonus for the Performance Year in which the Termination of Employment in Connection with a Change of Control occurs in an amount equal to the Target Bonus Amount for such year as determined in good faith by the Board based on performance for such year, which amount shall be prorated through and including the Separation from Service Date (based on the ratio of the number of days the Participant was employed by the Employer during such Performance Year to the number of days in such Performance Year), payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days after the Separation from Service Date, nor later than the fifteenth day of the third month next following the end of the calendar year (or if later the end of the Company’s fiscal year) during which the Performance Year ends); provided, however, that if this paragraph applies with respect to an annual bonus that is intended to constitute performance-based compensation within the meaning of, and for purposes of, section 162(m) of the Code, then this paragraph shall apply with respect to such annual bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under section 162(m) of the Code.

(d)                                 Subsidized Medical and Dental Benefits.  The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Employer’s medical and dental plans as required by and pursuant to COBRA.  The Employer shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA).  If the Participant timely elects COBRA coverage, subject to the other provisions in this Section 4.02(d), then during the Severance Period, the Participant will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same time as such employee contributions are paid by similarly-situated active Employer employees, and the Employer shall be responsible for the remainder of the premiums.  Such COBRA coverage shall be provided through an arrangement that satisfies the requirements of sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in the Participant’s income.  The Employer may satisfy the requirement of the preceding sentence by providing such benefits through an arrangement that requires the Employer to impute income, on a schedule pursuant to the Employer’s regular payroll practices but no less frequently than monthly, to the Participant in an amount equal to the Employer premium subsidy provided to similarly-situated active employees of the Employer, with the Participant being responsible for any taxes thereon.  The medical and dental plan coverage provided on a subsidized basis pursuant to this Section 4.02(d) will cease upon the expiration of the Subsidy Period.  If the Subsidy Period is less than the applicable COBRA coverage period, then, effective for the first premium payment due after the Subsidy Period expires, the Participant will be required to pay the entire premium for COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA coverage period, which shall end as provided under COBRA.

Section 4.03                            Severance Benefits for Prior Participants.  Notwithstanding anything to the contrary in Section 4.01 or 4.02 above, the Severance Benefits to be provided to a Prior Participant upon an Involuntary Termination shall consist of the payments and benefits that such Participant would have been entitled to under the corresponding provisions of the Plan that existed prior to the Effective Date of Restatement of the Plan and not the Severance Benefits provided under Section 4.01 or 4.02, as applicable.

Section 4.04                            Termination for Cause.  If any Eligible Employee’s employment terminates on account of termination by the Employer for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are required to be provided to the Eligible Employee by applicable law.

Section 4.05                            Reduction of Severance Benefits.  With respect to amounts paid under the Plan that are not subject to Code Section 409A, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer by the Eligible Employee or the value of Employer property that the Eligible Employee has retained in his/her possession.  With respect to amounts paid under the Plan that are subject to Code Section 409A, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer by the Eligible Employee or the value of Employer property that the Eligible has retained in his/her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate in any Employer fiscal year.

Section 4.06                            Accrued or Vested Benefits.  In the event that an Eligible Employee’s employment with the Employer or any successor is terminated for any reason, any accrued or vested benefits that the Eligible Employee may be due or owed with respect to plans or arrangements outside of this Plan will be governed by the terms and conditions of the applicable plan or arrangement rather than this Plan.

ARTICLE V
METHOD AND DURATION OF SEVERANCE BENEFITS PAYMENTS

Section 5.01                            Timing of Payment for Severance Benefits (Not in Connection with a Change of Control).  To ensure that the Participant has properly considered the Release Revocation Period and subject to Sections 5.04, 5.05 and Article IX, the Severance Benefits to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid on, or commence on, the sixtieth (60th) day following the Participant’s Separation from Service Date.  In the event that any payments that should have been made to the Eligible Employee pursuant to this Plan, but, due to the delay in payments pursuant to the Release Revocation Period were not paid to the Participant, such payments will be aggregated, without interest, and payable in a lump sum along with the first payment scheduled to be paid on the sixtieth (60th) day following the Participant’s Separation from Service Date.  Any Notice Pay to which a Participant may be entitled shall not be subject to the execution of a Release and shall be paid no later than the date that is thirty (30) days after the Participant’s Separation from Service Date.  Severance Benefits shall be paid as follows:

(a)                                 Subsidized Medical and Dental Benefits.  Subsidized medical and dental benefits shall be provided in accordance with the provisions of Section 4.01(c), above; provided, however, that during the Release Revocation Period, the Participant shall be required to pay the entire premium to effectuate any elected COBRA coverage, and the Employer shall reimburse the Participant on the sixtieth (60th) day following the Participant’s Separation from Service Date for the difference between the amount Executive paid to effect and continue such coverage during the Release Revocation Period and the employee contribution amount that active similarly situated employees of the Employer paid for the same or similar coverage under such group health plans.

(b)                                 Severance Payment.  The Severance Payment (the “Installment Payments”) shall be paid over the Severance Period in substantially equal regular installments in accordance with the Employer’s normal payroll practices, but no less frequently than monthly.

Notwithstanding the preceding provisions of this Section 5.01, to the extent, if any, that the aggregate amount of Severance Benefits that would otherwise be paid pursuant to the provisions of this Section 5.01 after the fifteenth day of the third month following the end of the calendar year, or if later the end of the Company’s fiscal year, in which the Participant’s Separation from Service Date occurs (the “Applicable Date”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to the Participant in a lump sum on the Applicable Date (or the first business day preceding the Applicable Date if the Applicable Date is not a business day), and the installments of Severance Benefits payable after the Applicable Date shall be reduced by such excess (beginning with the installment first payable after the Applicable Date and continuing with the next succeeding installment until the aggregate reduction equals such excess).  However, in the event that the Participant is subject to a Postponement Period, all amounts that would have been paid to the Participant but for such a Postponement Period shall be aggregated, without interest, and payable in a lump sum along with the first installment payment scheduled to follow the Postponement Period.

Section 5.02                            Timing of Payment for Severance Benefits Due Upon a Termination of Employment in Connection with a Change of Control.  Subject to Sections 5.04, 5.05 and Article IX, the Severance Payment and Pro Rata Bonus Payment (the “Lump Sum Amounts”) to which a Participant is entitled, as determined pursuant to Section 4.02, shall be paid in a single lump sum cash payment to the Participant on the 60th day following the Participant’s Separation from Service Date if the Change of Control is also a “change in control event” as defined in Code Section 409A; provided, however, that if the Change of Control is not a “change in control event” as defined in Code Section 409A, the Lump Sum Amounts to which a Participant is entitled, as determined pursuant to Section 4.02, shall be paid in accordance with Section 5.01.  Subsidized medical and dental benefits shall be provided or paid in accordance with the provisions of Section 4.02 and 5.01(a), above.  Any Notice Pay to which a Participant may be entitled shall not be subject to the execution of a Release and shall be paid no later than the date that is thirty (30) days after the Participant’s Separation from Service Date.  In the event that the Participant is subject to a Postponement Period, any portion of the Severance Benefits that would have been paid to the Participant but for such a Postponement Period shall be paid, without interest, in a lump sum on the first business day immediately following the completion of the Postponement Period.

Section 5.03                            Method of Payment.  In no event will interest be credited on the unpaid balance for which a Participant may become eligible.  Payment shall be mailed to the last address provided by the Participant to the Employer or by such other reasonable method as determined by the Plan Administrator.  The Employer may withhold from any amounts payable under this Plan any federal, state or local taxes as the Employer is required to withhold pursuant to any law or government regulation or ruling.  In the event of a Participant’s death prior to the completion of all payments to which a Participant is entitled, the remaining payments shall be paid to the Participant’s estate in a single lump sum payment within ninety (90) days following the date of the Participant’s death.  Notwithstanding anything to the contrary herein, no payments due to any Eligible Employee under this Plan shall be made following the twenty-four (24)-month period immediately following the Eligible Employee’s Separation from Service.

Section 5.04                            Code Section 409A.

(a)                                 Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, no Severance Benefits shall be paid to a Participant who is a Key Employee during the Postponement Period.  If the Participant dies during the Postponement Period, however, amounts withheld pursuant to this Section 5.04(a) shall be paid to the Participant’s estate no later than ninety (90) days after the Participant’s death.

(b)                                 This Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception, and other exceptions under Code Section 409A, but neither the Company nor the Employer makes any representation or warranty that the payments and benefits provided under this Agreement qualify for such exceptions under Code Section 409A, and in no event shall the Company or the Employer be liable for or indemnify any Participant for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A.  Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A.  For purposes of Code Section 409A, each individual payment that constitutes part of the Severance Benefits shall be treated as a separate payment from any other such payment.  All reimbursements and in-kind benefits (including any Employer premium subsidy imputed as income to a Participant pursuant to Sections 4.01(c) or 4.02(d) of the Plan) provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement, or in-kind benefits is not subject to liquidation or exchange for another benefit.  In no event may a Participant designate the year of payment for any amounts payable under the Plan.

Section 5.05                            Termination of Eligibility for Benefits.

(a)                                 All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefits payable to a Participant shall cease upon the occurrence of the earlier of:

(i)                                     Subject to Article VII, the termination or modification of the Plan; or

(ii)                                  The completion of the provision of Severance Benefits to the Participant.

(b)                                 Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines either before or during the Severance Period that (i) a Cause condition existed pursuant to Section 2.04(b), (d), or (f) prior to the date of a Participant’s Separation from Service due to an Involuntary Termination that, had the Employer been fully aware of such condition, would have resulted in the termination of the Participant’s employment for Cause or (ii) a Participant has failed to abide by any of the covenants contained in the Participation Agreement, then the Company may deny Severance Benefits not yet in pay status, and any Severance Benefits currently payable to the Participant shall immediately cease, subject to unanimous adoption by the Committee of a resolution confirming such finding and approving of the termination of such Severance Benefits.  Any remedy under this Section 5.05(b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

ARTICLE VI
THE PLAN ADMINISTRATOR

Section 6.01                            Named Fiduciary.  The Plan Administrator shall be the named fiduciary for purposes of ERISA.

Section 6.02                            Authority and Duties.  It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan.  The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions.  All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties with respect to denied claims for Severance Benefits.  The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 6.03                            Compensation of the Plan Administrator.  The Plan Administrator shall receive no compensation for services as such.  However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation.  The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 6.04                            Records, Reporting and Disclosure.  The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan.  All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Employer or any supplemental unemployment benefits trust, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VII
AMENDMENT, TERMINATION AND DURATION

Section 7.01                            Amendment, Suspension and Termination.  Except as otherwise provided in this Section 7.01, the Board or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action; provided, however, that (i) any amendment that became effective within the six (6) month period prior to the date of either a Participant’s Involuntary Termination or a Change of Control, and that had the effect of reducing or eliminating benefits under the Plan, shall be deemed to be not effective, and (ii) no such amendment, suspension or termination may occur during the period that starts on the date of the consummation of a Change of Control and ends on the date that is twenty-four (24) months following the Change of Control.  No such amendment shall give the Employer the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02.  Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.

Section 7.02                            Duration.  Unless terminated sooner by the Board or its delegate, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect with respect to such Participants until all of the obligations of the Employer under the Plan are satisfied with respect to such Participants.

ARTICLE VIII
DUTIES OF THE COMPANY, THE COMMITTEE
AND THE PLAN ADMINISTRATOR

Section 8.01                            Records.  The Company or a Subsidiary thereof shall supply to (a) the Committee, all records and information necessary to the performance of the Committee’s duties pursuant to this Plan, and (b) the Plan Administrator, all records and information necessary to the performance of the Plan Administrator’s duties pursuant to this Plan.

Section 8.02                            Payment.  Payments of Severance Benefits to Participants shall be made in such amount as determined by the Plan Administrator under Article IV, from the general assets of the Employer.

Section 8.03                            Discretion.  Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.  As a condition of participating in the

Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE IX
CLAIMS PROCEDURES

Section 9.01         General Claims Information.  Each Participant under this Plan may only contest the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator.  No appeal is permissible as to an Eligible Employee’s eligibility for or a Participant’s amount of Severance Benefits, which are decisions made solely within the discretion of the Company.  No person may submit or file any dispute, controversy, or claim in any judicial proceeding for any alleged wrongful denial of Plan benefits unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator.  If an Eligible Employee or Participant or other interested person challenges a decision by the Plan Administrator, any review will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article IX.  Facts and evidence that become known to the terminated Eligible Employee or Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator.  Issues not raised with the Plan Administrator will be deemed waived.

Section 9.02         Initial Claim Application.  If an Eligible Employee or his or her authorized representative (each a “Claimant”) makes a written request alleging a right to receive Plan benefits or alleging a right to receive an adjustment in Plan benefits being paid, the Plan Administrator shall treat it as a benefit claim.  All benefit claims under the Plan shall be sent to the Plan Administrator and must be received within 30 days after employment termination.  A Claimant submitting an application for such Severance Benefits shall do so in the form and manner specified by the Plan Administrator (the “Claim Application”).  Each Claim Application must be supported by relevant and appropriate information as requested by the Plan Administrator.  In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the Claimant whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator (the “Initial Denial”) within a reasonable period of time, but not more than ninety (90) days after the Plan Administrator’s receipt of the Claim Application (the “Initial Claim Period”).  The Initial Claim Period may be extended up to an additional ninety (90) days if the Plan Administrator determines that special circumstances require an extension of time for processing the Claim Application and the Plan Administrator provides the Claimant with written notice of such extension to the Claimant prior to the end of the initial 90-day period, which notice shall specify the special circumstances requiring the extension and the date by which the Plan Administrator expects a determination to be made.  The Initial Denial shall:  (a) specify the reason or reasons for denial, (b) make specific reference to the Plan provisions on which the determination was based, (c) if applicable, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.  If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.

Section 9.03         Appeals of Denied Benefit Claims.  All appeals shall be made by the following procedure:

(a)           A Claimant whose claim has been denied shall provide the Plan Administrator with a written notice of appeal of the denial within sixty (60) calendar days after receiving the Initial Denial.  Such notice shall set forth all of the facts upon which the appeal is based and may include documents, records or other information relating to the claim for benefits.  Upon request, a Claimant shall be provided reasonable access to, and copies of, free of charge, all documents, records and other information that is relevant to the Claimant’s claim for benefits.  Appeals not timely filed shall be barred.

(b)           A named fiduciary of the Plan (which named fiduciary shall not be either the person who denied the initial claim for benefits or the subordinate of the same) shall consider the claimant’s written appeal, all documents, records, facts or evidence submitted by the Claimant with the written appeal without deference to the initial adverse benefit determination and without regard to whether such information was submitted or considered by the Plan Administrator in making the initial benefit determination.

(c)           A written determination with regards to the appeal shall be made within a reasonable period of time, but not more than sixty (60) days after the Claimant’s request for review is received (the “Appeal Period”).  The Appeal Period may be extended up to an additional sixty (60) days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and the Plan Administrator provides the Claimant with written notice of such extension prior to the end of the initial 60-day period, which notice shall specify the special circumstances requiring the extension and the date by which the plan expects to render the determination on review.  The determination on appeal shall be binding upon all parties.  If the determination is adverse to the Claimant, the written determination shall:  (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under ERISA section 502(a).  If the final determination is that payment shall be made, then any such payment shall be made within ninety (90) days after the date by which notification of the final determination is required.

Section 9.04         Arbitration; Expenses.  In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Harris County, Texas (or such other location as may be mutually agreed upon by the Employer and the Claimant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan.  If the Claimant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Claimant’s reasonable attorneys’ fees and expenses); in this event, any such fees and expenses are limited to those typically incurred in the usual course of arbitration proceedings and shall not be negotiable or determinable by the Claimant, and payment to the Claimant of such amounts shall occur within ninety (90) days after the date of entry of judgment (entered in accordance with applicable law in any court of competent jurisdiction) of the final, binding and non-appealable arbitration settlement.  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE X
MISCELLANEOUS

Section 10.01       Nonalienation of Benefits.  None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan.

Section 10.02       Plan Year.  The Plan shall be administered on a fiscal year basis.  Accordingly, the Plan year shall be the twelve-consecutive-month period commencing October 1st each year, except for the first Plan year, which commenced on the date the Plan was originally effective and ended on September 30, 2012.

Section 10.03       Notices.  All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service.  In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Employer in writing.  In the case of the Company or the Employer, mailed notices shall be addressed to the Plan Administrator.

Section 10.04       Successors.  Any successor to the Company shall assume the Company’s obligations under this Plan and shall benefit from, and be entitled to assert, any rights under this Plan.

Section 10.05       No Mitigation.  Except as otherwise provided in Section 4.05, a Participant shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance

Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Employer as an Employee, in which case Severance Benefits shall cease on the date of the Participant’s re-employment.

Section 10.06       No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 10.07       Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.08       Heirs, Assigns, and Personal Representatives.  This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 10.09       Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.10       Gender and Number.  Where the context admits:  words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 10.11       Unfunded Plan.  The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.12       Payments to Incompetent Persons.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee, the Plan Administrator and all other Employer parties with respect thereto.

Section 10.13       Lost Payees.  A benefit shall be deemed forfeited if the Committee and/or the Plan Administrator is unable to locate a Participant to whom a Severance Benefits is due.  Such Severance Benefits may be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Plan is in operation.

Section 10.14       Benefits are Not Insured.  The Plan is a severance plan.  The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under this Plan.

Section 10.15       Controlling Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

Section 10.16       Taxes.  Any payment or delivery required under this Plan shall be subject to all legal requirements regarding tax withholding, filing, reporting and other obligations.

Section 10.17       Clawback.  Notwithstanding any provisions in this Plan to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company or a Subsidiary pursuant to any such law (whether in existence as of the Effective Date of Restatement or later adopted).

Section 10.18       Effect of Plan.  Except with respect to any individual written employment or severance agreements between an Eligible Employee and the Company or a Subsidiary, this Plan supersedes all prior oral or written policies, plans, or arrangements of the Company or Subsidiary covering or applying to, and all prior oral or written communications to, Eligible Employees with respect to the subject matter hereof, and all such prior policies, plans, or arrangements and communications are hereby null and void and of no further force and effect.

Section 10.19       Certain Excise Taxes.  Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which the Eligible Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either reduced (but not below zero) so that the present value of such total amounts and benefits received by the Eligible Employee from the Company and its affiliates will be one dollar ($1.00) less than three times the Eligible Employee’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Eligible Employee shall be subject to the excise tax imposed by section 4999 of the Code, or paid in full, whichever produces the better net after-tax position to the Eligible Employee (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Code Section 409A.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith; provided, however, that no portion of the Eligible Employee’s payments or benefits the receipt or enjoyment of which the Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b)

of the Code will be taken into account; no portion of the Eligible Employee’s payments or benefits will be taken into account which does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); in calculating the applicable excise tax under section 4999 of the Code, no portion of the Eligible Employee’s payments or benefits will be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and the value of any non-cash benefit or any deferred payment or benefit will be determined in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with all other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Eligible Employee’s base amount, then the Eligible Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  The fact that a Eligible Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 10.19 will not limit or otherwise affect any other rights of the Eligible Employee under this Plan or otherwise.  All determinations required by this Section 10.19 will be made at the expense of the Company.  However, nothing in this Section 10.19 shall require the Employer to be responsible for, or have any liability or obligation with respect to, the Eligible Employee’s excise tax liabilities under section 4999 of the Code.

[Signature Page to Follow]

IN WITNESS WHEREOF, Nexeo Solutions, Inc. has executed this Nexeo Solutions, Inc. Severance Plan for U.S. Officers and Executives, as amended and restated effective as of June 9, 2016.

NEXEO SOLUTIONS, INC.

By:	/s/ Lisa P. Britt

Lisa P. Britt
Executive Vice President &
Chief Human Resources Officer

Nexeo Solutions, Inc. Severance Plan for U.S. Officers and Executives

as Amended and Restated Effective June 9, 2016